Exhibit 99

News Announcement	For Immediate Release

REX AMERICAN RESOURCES’ Q1 EPS ROSE 16.7% TO $0.49
REFLECTING GROWTH OF ALTERNATIVE ENERGY SEGMENT

Dayton, Ohio, (June 1, 2011) — REX American Resources Corporation (NYSE: REX) today announced results for its fiscal 2011 first quarter (“Q1 ‘11”) ended April 30, 2011. The Company will review the results today in a conference call and webcast at 11:00 a.m. ET.

Conference Call:	212/231-2930
Webcast / Replay URL:	www.rexamerican.com/Corp/Page4.aspx
The webcast will be available for replay for 30 days

Net income attributable to REX shareholders in Q1 ‘11 was $4.7 million, or $0.49 per diluted share, compared with $4.2 million, or $0.42 per diluted share in the comparable year ago period. Q1 ‘11 income from continuing operations net of tax attributable to REX shareholders was $4.1 million, or $0.43 per diluted share, compared with $3.7 million, or $0.36 per diluted share, in Q1 ‘10. In both Q1 ‘11 and Q1 ‘10 REX recorded income and gains from discontinued operations totaling $0.5 million, or $0.06 per diluted share. Per share results in Q1 ‘11 and Q1 ‘10 are based on 9,560,000 and 10,045,000 diluted weighted average shares outstanding, respectively.

REX’s Q1 ‘11 net sales and revenue rose 13.9% to $81.2 million from $71.3 million in Q1 ‘10 primarily reflecting a 35.8% increase in ethanol pricing and higher dried distiller grain (DDG) prices which more than offset the deconsolidation of REX’s Levelland Hockley County Ethanol (LHCE) operations at year-end FY 2010. REX recognizes results from its ethanol interests on a quarterly calendar basis, and as a result, REX’s Q1 ‘11 includes results from ethanol operations for the period January 1, 2011 through March 31, 2011. REX’s Q1 ‘11 results primarily reflect its alternative energy segment interests in six operating ethanol production facilities of which one is consolidated (74%-owned One Earth) and five are reported as equity in income of unconsolidated ethanol affiliates. As reviewed below, REX’s seventh facility was consolidated in Q1 ‘10 but deconsolidated in Q1 ‘11 results.

Gross profit from REX’s consolidated operations declined to $4.7 million in Q1 ‘11 compared to $8.2 million in Q1’ 10 as a result of substantially lower crush spreads partially offset by a 50% increase in REX’s realized DDG prices and lower natural gas prices. In Q1 ‘11, equity in income of unconsolidated ethanol affiliates increased 103.1% to $5.8 million from $2.8 million in Q1 ‘10 primarily due to the contribution from REX’s June 2010 purchase of a 48% interest in NuGen Energy. REX’s Q1 ‘11 income from continuing operations before income taxes and non-controlling interests increased to $7.7 million compared to $7.5 million in Q1 ‘10, principally due to the increase in equity in income of unconsolidated ethanol affiliates.

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REX Reports Q1 Results, 6/1/11	page 2

Deconsolidation of LHCE Operations
As a result of operating challenges at LHCE principally related to grain pricing and availability, the LHCE facility ceased production in early January 2011. Effective January 31, 2011 REX reduced its equity interest in LHCE to 49% from 56% and wrote-off the carrying value of its investments in LHCE to zero. As a result, LHCE operations are not reflected in REX’s Q1 ‘11 financial statements, however they were consolidated in the financial statements for Q1 ‘10. The consolidation of LHCE’s loss in Q1 ‘10 impacted REX’s net income by approximately $0.4 million in the year-ago quarter. LHCE filed for voluntary Chapter 11 bankruptcy on April 27, 2011.

Balance Sheet and Share Repurchase Program
At April 30, 2011, REX had cash and cash equivalents of $97.0 million, $80.2 million of which was at the parent and $16.8 million of which was at its consolidated ethanol production facility. This compares with cash and cash equivalents of $91.0 million at January 31, 2011, $72.7 million of which was at the parent and $18.3 million of which was at its consolidated ethanol production facility. REX repurchased 29,106 common shares in Q1 ‘11 at an average price of $16.39. REX was authorized to repurchase up to 438,938 shares of its common stock as of April 30, 2011.

REX CEO, Stuart Rose, commented, “REX achieved both top- and bottom-line growth in the first quarter despite challenging ethanol feedstock pricing which impacted crush spread margins. A 50% increase in DDG pricing coupled with lower natural gas costs enabled REX to generate profitable results in the period. REX’s improved results reflect a contribution from our NuGen investment, excellent operational performance across our operating ethanol portfolio despite a difficult environment, and the absence of any further operating drag from LHCE. In addition, our operating ethanol plants produced at a rate, on average, approximately 13% above their stated nameplate capacity.

“The fiscal 2011 second quarter alternative energy segment (which reflects results for April, May and June) continues to be challenged by commodity pricing. Fortunately, REX continues to possess a very strong balance sheet with substantial liquidity. We believe this positions REX to pursue, on an opportunistic basis, additional renewable resource or industrial project opportunities where we see the potential for attractive returns. We also remain committed to the ongoing, opportunistic repurchase of our common stock at prices well below tangible book value. We believe such investments deliver long term shareholder value.”

Real Estate Assets
At April 30, 2011, REX had lease agreements, as landlord for all or parts of six former retail store locations. REX has 23 owned former retail stores that were vacant at April 30, 2011, which it is marketing to lease or sell. In addition, one former distribution center is partially leased, partially occupied by the REX corporate office and partially vacant. The real estate segment revenue reflects rental income derived from these sites.

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REX Reports Q1 Results, 6/1/11	page 3

Segment Income Statement Data

	Three Months Ended April 30,
($ in thousands)	2011	2010

Net sales and revenue:
Alternative energy (1)	$80,882	$71,022
Real estate	332	250

Total net sales and revenues	$81,214	$71,272

Segment gross profit (loss):
Alternative energy (1)	$4,778	$8,462
Real estate	(98)	(265)

Total gross profit	$4,680	$8,197

Segment profit (loss):
Alternative energy segment profit (1)	$8,409	$8,613
Real estate segment loss	(167)	(327)
Corporate expense	(660)	(772)
Interest expense	(42)	(49)
Interest income	141	69

Income from continuing operations before income taxes and noncontrolling interests	$7,681	$7,534

Income attributable to noncontrolling interests	($904)	($1,417)
Income from continuing operations before income taxes attributable to REX shareholders	$6,777	$6,117

(1)

Q1 2010 includes results attributable to non-controlling interests (which REX does not own) for Levelland Hockley (44%) and One Earth (26%). Reflecting REX’s write-down and deconsolidation of its LHCE ownership effective January 31, 2011, Q1 ‘11 includes results attributable to One Earth’s non-controlling interest of 26%.

Certain amounts differ from those previously reported as a result of certain sold real estate assets being reclassified as discontinued operations.

Segment Assets:

($ in thousands)	April 30, 2011	Jan. 31, 2011

Alternative energy	$262,038	$257,202
Real estate	21,988	22,235
Corporate	94,043	96,285

Total assets	$378,069	$375,722

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REX Reports Q1 Results, 6/1/11	page 4

Supplemental Data Related to REX’s Alternative Energy Interests

REX American Resources Corporation Ethanol Ownership Interests as of 4/30/11

Entity	Nameplate Production Capacity (annual gallons)	REX’s Ownership Interest	REX Effective Nameplate Capacity Owned (annual gallons)

One Earth Energy, LLC Gibson City, IL	100M	74%	74.0M
NuGen Energy, LLC Marion, SD	100M	48%	48.0M
Patriot Renewable Fuels, LLC Annawan, IL	100M	23%	23.0M
Big River Resources, LLC W. Burlington, IA	92M	10%	9.2M
Big River Resources, LLC Galva, IL	100M	10%	10.0M
Big River United Energy, LLC Dyersville, IA	100M	5%	5.0M
Levelland Hockley County Ethanol, LLC Hockley County, Texas (1)	40M	49%	19.6M

Total (1)	592M	n/a	169.2

(1)	Total excludes nameplate production capacity and the effective nameplate capacity owned by REX related to the LHCE operations which ceased production in January 2011.

The following tables summarize select data related to the Company’s consolidated alternative energy interests:

	Three Months Ended April 30,
($ in thousands)	2011		2010

Alternative Energy Segment Sales:
Ethanol	$66,058	82%	$59,529	84%
Dried distiller grains	14,528	18%	9,258	13%
Wet distiller grains and other	296	0%	2,235	3%

Total Alternative Energy Sales	$80,882	100%	$71,022	100%

	Three Months Ended
	April 30,		%
	2011	2010	Change

Average selling price per gallon of ethanol	$2.35	$1.73	+35.8%
Average selling price per ton of dried distiller grains	$183.22	$121.32	+51.0%
Average cost per bushel of grain	$6.56	$3.67	+78.7%
Average cost of natural gas (per mmbtu)	$4.37	$5.65	- 22.7%

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REX Reports Q1 Results, 6/1/11	page 5

About REX American Resources Corporation
REX American Resources has interests in seven ethanol production facilities representing ownership of approximately 169.2 million gallons per year of annual operating nameplate capacity. The total annual operating nameplate capacity of ethanol production facilities in which REX has ownership interests in approximately 592 million gallons per year. Further information about REX is available at www.rexamerican.com

This news announcement contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking terminology such as “may,” “expect,” “believe,” “estimate,” “anticipate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Readers are cautioned that there are risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. These risks and uncertainties include the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission and include among other things: the impact of legislative changes, the price volatility and availability of corn, sorghum, dried distiller grains, ethanol, gasoline and natural gas, ethanol plants operating efficiently and according to forecasts and projections, changes in the national or regional economies, weather, the effects of terrorism or acts of war, changes in real estate market conditions and the impact of Internal Revenue Service audits. The Company does not intend to update publicly any forward-looking statements except as required by law.

For further information contact:
Douglas Bruggeman	Joseph Jaffoni/David Collins
Chief Financial Officer	Jaffoni & Collins Incorporated
937/276-3931	212/835-8500
rex@jcir.com

-tables follow-

REX Reports Q1 Results, 6/1/11	page 6

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES
Consolidated Condensed Statements of Operations
(in thousands, except per share amounts)
Unaudited

	Three Months Ended
	April 30,
	2011	2010
Net sales and revenue	$81,214	$71,272
Cost of sales	76,534	63,075

Gross profit	4,680	8,197
Selling, general and administrative expenses	(2,349)	(2,091)
Interest income	171	115
Interest expense	(671)	(1,367)
Equity in income of unconsolidated ethanol affiliates	5,782	2,847
Gains (losses) on derivative financial instruments, net	68	(167)

Income from continuing operations before income taxes and noncontrolling interests	7,681	7,534
Provision for income taxes	(2,665)	(2,467)

Income from continuing operations including noncontrolling interests	5,016	5,067
Income from discontinued operations, net of tax	415	538
Gain on disposal of discontinued operations, net of tax	125	—

Net income including noncontrolling interests	5,556	5,605
Net income attributable to noncontrolling interests	(904)	(1,417)

Amounts attributable to REX common shareholders:
Net income	$4,652	$4,188

Income from continuing operations, net of tax	$4,112	$3,650
Income from discontinued operations, net of tax	$540	$538

EPS attributable to REX common shareholders:
Diluted net income per share	$0.49	$0.42

Diluted income per share from continuing operations	$0.43	$0.36
Diluted income per share from discontinued operations	$0.06	$0.06

Weighted average shares outstanding – diluted	9,560	10,045

Weighted average shares outstanding - basic	9,432	9,840

Certain amounts differ from those previously reported as a result of certain real estate assets being reclassified as discontinued operations.

- balance sheet follows -

REX Reports Q1 Results, 6/1/11	page 7

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES
Consolidated Condensed Balance Sheets
(in thousands) Unaudited

	April 30, 2011	January 31, 2011

Current assets:
Cash and cash equivalents	$96,951	$91,019
Accounts receivable, net	10,417	9,619
Inventory, net	12,680	7,819
Refundable income taxes	—	8,503
Prepaid expenses and other	2,447	3,055
Deferred taxes, net	4,986	5,834

Total current assets	127,481	125,849
Property and equipment, net	167,524	169,811
Other assets	5,477	5,907
Deferred taxes, net	5,206	5,206
Equity method investments	70,781	67,349
Restricted investments and deposits	1,600	1,600

Total assets	$378,069	$375,722

Liabilities and equity:
Current liabilities:
Current portion of long-term debt, alternative energy (1)	$10,158	$9,672
Current portion of long-term debt, other	342	342
Accounts payable, trade	3,681	2,557
Deferred income	3,300	3,982
Accrued real estate taxes	2,576	2,393
Derivative financial instruments	1,639	1,835
Other current liabilities	3,732	3,786

Total current liabilities	25,428	24,567

Long-term liabilities:
Long-term debt, alternative energy (1)	66,387	69,049
Long-term debt, other	1,260	1,924
Deferred income	1,825	2,416
Derivative financial instruments	3,152	3,688
Other	4,145	4,114

Total long-term liabilities	76,769	81,191

Equity:
REX shareholders’ equity:
Common stock	299	299
Paid-in capital	142,326	142,293
Retained earnings	300,705	296,053
Treasury stock	(193,394)	(193,713)

Total REX shareholders’ equity	249,936	244,932
Noncontrolling interests	25,936	25,032

Total equity	275,872	269,964

Total liabilities and equity	$378,069	$375,722

(1)	Long-term debt, alternative energy reflects non-recourse ethanol plant debt at Rex’s consolidated ethanol production subsidiary.

- Statements of Cash Flows follows -

REX Reports Q1 Results, 6/1/11	page 8

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES
Consolidated Condensed Statements of Cash Flows
Unaudited

	Three Months Ended April 30,
	2011	2010

	(in thousands)
Cash flows from operating activities:
Net income including noncontrolling interests	$5,556	$5,605
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,733	3,729
Income from equity method investments	(5,782)	(2,847)
Gain on disposal of real estate and property and equipment	(204)	(2)
Dividends received from equity method investees	2,316	802
Deferred income	(1,273)	(2,320)
Gains on derivative financial instruments	(732)	(189)
Unrealized loss on investments	—	22
Deferred income tax	1,419	1,215
Changes in assets and liabilities:
Accounts receivable	(798)	1,663
Inventory	(4,861)	1,268
Refundable income taxes	8,503	6,573
Other assets	961	953
Accounts payable, trade	1,124	(1,334)
Other liabilities	160	(1,359)

Net cash provided by operating activities	9,122	13,779

Cash flows from investing activities:
Capital expenditures	(555)	(632)
Principal payments of note receivable	—	466
Proceeds from sale of real estate and property and equipment	424	54

Net cash used in investing activities	(131)	(112)

Cash flows from financing activities:
Payments of long-term debt	(2,840)	(13,377)
Stock options exercised	258	762
Treasury stock acquired	(477)	(30)

Net cash used in financing activities	(3,059)	(12,645)

Net increase in cash and cash equivalents	5,932	1,022
Cash and cash equivalents, beginning of period	91,019	100,398

Cash and cash equivalents, end of period	$96,951	$101,420

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